EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT

JURISDICTION OF
NAME	INCORPORATION
Aristos Pharmaceuticals, Inc.	Delaware

Cornerstone BioPharma, Inc.	Nevada

Cornerstone BioPharma Holdings, Inc.	Delaware